PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-43142

1,000,000,000 Depositary Receipts
Wireless HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Wireless HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
CenturyLink, Inc.	CTL	2.1084	NYSE
Crown Castle International Corp.	CCI	4.0000	NYSE
Frontier Communications Corporation	FTR	4.0807	NYSE
LM Ericsson Telephone Company *	ERIC	14.8000	NASDAQ GS
Motorola Solutions, Inc.	MSI	5.8571	NYSE
Motorola Mobility Holdings, Inc.	MMI	5.1250	NYSE
Nokia Corp. *	NOK	23.0000	NYSE
QUALCOMM Incorporated	QCOM	26.0000	NASDAQ GS
Research In Motion Limited	RIMM	12.0000	NASDAQ GS
RF Micro Devices, Inc.	RFMD	4.0000	NASDAQ GS
SK Telecom Co., Ltd. *	SKM	17.0000	NYSE
Sprint Nextel Corporation	S	30.7800	NYSE
Telecomunicações de São Paulo S.A.*(1)	VIV	1.1625	NYSE
United States Cellular Corporation	USM	1.0000	NYSE
Verizon Communications Inc	VZ	17.0000	NYSE
Vodafone Group Public Limited Company *	VOD	18.3750	NASDAQ GS
Windstream Corporation	WIN	1.1063	NASDAQ GS

*  The securities of these non-U.S. companies trade in the United States as American depositary receipts.

(1)
On June 13, 2011, the merger of Vivo Participações S.A. and Telecomunicações de São Paulo S.A. became effective.  As a result, Vivo Participações S.A. will no longer be an underlying constituent of the Wireless HOLDRS Trust.  Telecomunicações de São Paulo S.A. will be added as an underlying constituent of the Wireless HOLDRS Trust.  In connection with the merger, Vivo Participações S.A. shareholders will receive 1.55 American Depository Shares (ADS) of Telecomunicações de São Paulo S.A. for each ADS of Vivo Participações S.A.  The Bank of New York Mellon will receive 1.1625 ADSs of Telecomunicações de São Paulo S.A. for the 0.75 ADS of Vivo Participações S.A. per 100 share round-lot of Wireless HOLDRS.  Effective June 13, 2011, 1.1625 ADSs of Telecomunicações de São Paulo S.A. will be required for creations/cancellations per 100 share round-lot of Wireless HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 14, 2011.